    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1996
                                                  Registration Statement No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             AMERISTEEL CORPORATION
             (Exact name of Registrant as specified in its charter)


              FLORIDA                                    59-0792436
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)


                       SUITE 312, 5100 WEST LEMON STREET
                              TAMPA, FLORIDA 33609
                                 (813) 286-8383
                         (Address, including zip code,
                  of Registrant's principal executive offices)


                                   AMERISTEEL
                             EQUITY OWNERSHIP PLAN
                            (Full title of the plan)


                           PHILLIP E. CASEY, CHAIRMAN
                             AMERISTEEL CORPORATION
                       SUITE 312, 5100 WEST LEMON STREET
                              TAMPA, FLORIDA 33609
                                 (813) 286-8383
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================
    Title of Securities        Amount to be     Proposed Maximum Offering     Proposed Maximum Aggregate      Amount of
      to be Registered          Registered         Price Per Share(1)              Offering Price          Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock. . . . . . .      438,852 shs.              $12.50                      $5,485,650.00            $1,663.00
===========================================================================================================================


(1) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee. Based upon the most recently available appraisal for the common stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

       By this reference, the following documents filed or to be filed by AmeriSteel Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

       1. The Company's Annual Report on Form 10-K for the Year Ended March 31, 1996, as filed with the Commission on June 28, 1996.

       2. The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1996 as filed with the Commission on August 12, 1996.

       3. All documents filed by the Company with the Commission subsequent to the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated into and made a part of this Registration Statement from the date of filing of such documents with the Commission.


ITEM 4.       DESCRIPTION OF SECURITIES.

               DESCRIPTION OF THE COMPANY'S EQUITY OWNERSHIP PLAN

       The Company's only class of equity securities is common stock, par value $.01 per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

       Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities. In addition, the Company's ability to pay dividends may be limited by the provisions of applicable loan agreements.

       During the time prior to any public offering of shares pursuant to a registration statement filed under the Securities Act of 1933, certain shares of the Company's Common Stock are subject to limitations on transfer. Specifically, any shares of Common Stock acquired under the Company's Stock Purchase/Option Plan and Equity Ownership Plan are subject to a right of first refusal in favor of the Company. Prior to the sale, assignment, transfer, pledge or other disposition of shares of Common Stock, a stockholder must first offer to sell such shares to the Company in accordance with the terms and conditions of the applicable plan.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.


ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.
To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article VIII of the Company's By-laws provides that the Company shall indemnify any director, officer or employee or any former director, officer or employee in accordance with the standards and procedures specified therein.


ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

       Not Applicable.

ITEM 8.       EXHIBITS.

Exhibit
Number       Description
------       -----------
 4.1          AmeriSteel Equity Ownership Plan as amended

 4.2          Amended and Restated Articles of Incorporation of Company as amended by amendments dated May 22, 1995 and
              March 27, 1996 (Filed as Exhibit 3(I) to the Company's Annual Report on Form 10-K for the year ended March
              31, 1996)

 4.3          By-Laws of the Company (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
              September 30, 1992

 5            Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, as to the
              legality of the Common Stock being registered

23.1          Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association (contained in
              Exhibit 5)

23.2          Consent of Arthur Andersen LLP

23.3          Consent of Deloitte & Touche LLP

ITEM 9.      UNDERTAKINGS.

             i.     The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                                  (i)   To include any prospectus required by
             Section 10(a)(3) of the Securities Act of 1933;

                                  (ii)  To reflect in the prospectus any facts
             or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                  (iii)  To include any material information
             with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             ii. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             iii. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 21st day of October, 1996.

                                              AMERISTEEL CORPORATION


                                              By: /s/ Thomas G. Creed
                                                 ------------------------------
                                                      Thomas G. Creed, President

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                         Signature                                        Title                          Date
                         ---------                                        -----                          ----
                   /s/ Phillip E. Casey                        Chairman, Chief Executive             October 21, 1996
 ---------------------------------------------------------       Officer and Director
                       Phillip E. Casey                        (Principal Executive Officer)


                   /s/ Takeshi Fujimura                        Chairman of the Executive             October 21, 1996
 ---------------------------------------------------------       Committee and Director
                       Takeshi Fujimura


                  /s/ Thomas G. Creed                          President, Chief Operating            October 21, 1996
 ---------------------------------------------------------       Officer and Director
                      Thomas G. Creed


                  /s/ J. Donald Haney                            Group Vice President -              October 21, 1996
 ---------------------------------------------------------     Fabricated Reinforcing Steel
                      J. Donald Haney                                 and Director


                  /s/ Shuzo Hikita                                  Vice President -                 October 21, 1996
 ---------------------------------------------------------     Engineering and Director
                      Shuzo Hikita


                         Signature                                        Title                          Date
                         ---------                                        -----                          ----

                  /s/ Tom J. Landa                             Vice President, Chief Financial       October 21, 1996
      ----------------------------------------------------        Officer and Secretary
                      Tom J. Landa                               (Principal Financial Officer
                                                                  and Principal Accounting
                                                                         Officer)


      ----------------------------------------------------              Director                   __________, 1996
                     Koichi Takashima


     ----------------------------------------------------              Director                   __________, 1996
                     Akihiko Takashima


     ----------------------------------------------------              Director                   __________, 1996
                    Hideichiro Takashima


     ----------------------------------------------------              Director                   __________, 1996
                      Ryutaro Yoshioka





                                 EXHIBIT INDEX


 Exhibit                                                                                          Sequential
 Number      Description                                                                           Page No.
 ------      -----------                                                                          ---------
 4.1          AmeriSteel Equity Ownership Plan, as amended

 4.2          Amended and Restated Articles of Incorporation of Company as amended by amendments dated May 22, 1995 and March 27, 1996 (Filed as Exhibit 3(I) to the
              Company's Annual Report on Form 10-K for the year ended March 31, 1996)

 4.3          By-Laws of the Company (filed as Exhibit 3.2 to the Company's Annual Report on
              Form 10-K for the year ended September 30, 1992

 5            Opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional
              Association, as to the legality of the Common Stock being registered

23.1          Consent of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional
              Association (contained in Exhibit 5)

23.2          Consent of Arthur Andersen LLP

23.3          Consent of Deloitte & Touche LLP
